================================================================================


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section  240.14a-11(c) or Section
      240.14a-12

                                 FORCENERGY INC
                (Name of Registrant as Specified in Its Charter)
       -----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                                 FORCENERGY INC
                               FORCENERGY CENTER
                         2730 SW 3RD AVENUE, SUITE 800
                           MIAMI, FLORIDA  33129-2237


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 15, 1997


To the Stockholders of Forcenergy Inc:

     The 1997 Annual Meeting of Stockholders of Forcenergy Inc (the "Company") will be held at the Sheraton Biscayne Bay Hotel at 495 Brickell Avenue, Miami, Florida at 3:30 P.M., Eastern Daylight Time, on Thursday, May 15, 1997 for the following purposes:

      1. To elect five members of the Board of Directors to serve until the 1998 annual meeting of stockholders and until their successors are duly elected and have qualified.

      2.   To consider and act upon a proposal to adopt the 1997 Stock
           Price Performance Incentive Plan for Employees of Forcenergy Inc.

      3. To consider and act upon a proposal to consolidate all of the Company's Stock Option Plans into the Plan adopted in 1995 (the "1995 Plan"), to amend the 1995 Plan, and to increase the number of shares covered by the 1995 Plan.

      4.   To ratify the Board of Director's appointment of Coopers &
           Lybrand L.L.P. as the independent accountants of the Company for the year ending December 31, 1997.

      5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly. The giving of such proxy does not preclude you from voting in person if you attend the meeting.

                                       By Order of the Board of Directors

                                       By: /s/ Stig Wennerstrom
                                       ------------------------

                                       Stig Wennerstrom
                                       President


Miami, Florida
April 21, 1997

                             YOUR VOTE IS IMPORTANT
     TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                  April 21, 1997

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997
                                  ___________

                                  INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Forcenergy Inc (the "Company") for use at the 1997 Annual Meeting of Stockholders of the Company to be held on Thursday, May 15, 1997, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy will first be sent to stockholders on or about April 22, 1997.

     The cost of soliciting proxies will be borne by the Company.
Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Employees and Directors of the Company may be utilized in connection with such solicitation and will not receive any compensation therefor. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

PROXIES

     The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the directions made thereon. Proxies on which no direction has been made by the stockholder will be voted (i) FOR the election to the Board of Directors of the nominees named herein, (ii) FOR the proposed adoption of the 1997 Stock Price Performance Incentive Plan for Employees of the Company, (iii) FOR the proposal to consolidate the Company's Stock Option Plans into the Plan adopted in 1995 (the "1995 Plan"), to amend the 1995 Plan and increase the number of shares covered by the 1995 Plan, and
(iv) FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year ending December 31, 1997. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting or by written notice to the President of the Company or by delivery of a later-dated proxy.

VOTING SECURITIES

     Stockholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the Annual Meeting. As of April 7, 1997, the issued and outstanding voting securities of the Company consisted of 22,667,749 shares of common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote.

QUORUM AND VOTING

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the
Annual Meeting is necessary to constitute a quorum.   No matters are expected
to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best business judgment.

     Shares of Common Stock represented by a properly dated, signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Directors will be elected by a plurality of the votes cast at the Annual Meeting. All matters other than election of Directors scheduled to come before the Annual Meeting require the approval of a majority of the votes cast at the Annual Meeting. Therefore, abstentions and broker non-votes will have no effect on the outcome of the vote on any of the proposals presented.

                               BOARD OF DIRECTORS

     The Certificate of Incorporation of the Company provides for all Directors to be elected at the Annual Meeting and to serve until the next annual meeting of stockholders. Members of the Board of Directors are elected each year for annual terms at the Company's annual meeting and serve until their successors are duly elected and qualified or their earlier resignation or removal.
Messrs. Eric Forss, Robert Issal, Stig Wennerstrom, Bruce L. Burnham and William F. Wallace are currently Directors of the Company. Messrs. Arnold L. Chavkin, Kevin S. Penn and Jeffrey A. Weber, formerly nominated to the Board pursuant to a voting agreement among the Company, Forcenergy AB and holders of the Company's 7% Exchangeable Subordinated Notes ("ESNs"), resigned in March 1997 following the retirement of the ESNs and termination of the voting agreement in November 1996. Therefore, five Directors will be elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of Directors requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Stockholders may not cumulate their votes in the election of Directors. Unless authority to vote for the election of Directors is withheld as to any or all nominees, all shares represented by proxies will be voted for the election of the nominees listed. If authority to vote for the election of Directors is withheld as to any but not all of the nominees listed, all shares represented by such proxies will be voted for the election of the nominees as to whom authority is not withheld.
If a nominee becomes unavailable for any reason before the election, the shares represented by proxies will be voted for such person, if any, as may be nominated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unavailable. The Board of Directors may increase the size of the Board at any time during the year. Any vacancy occurring between annual meetings may be filled by the Board of Directors at any time during the year. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders.

NOMINEES FOR ELECTION

     The following table sets forth certain information with respect to each nominee for election as a Director. The information as to age, principal occupation and directorships held has been furnished by each such nominee.



      NAME (AGE)                 PRINCIPAL OCCUPATION           DIRECTOR SINCE
-----------------------  -------------------------------------  --------------
Stig Wennerstrom (54)    President and CEO of Company                1993
Bruce L. Burnham (63)    President, The Burnham Group                1996
                         Director & President of Forcenergy AB
Eric Forss (31)          Chairman and President of Rejmyre           1994
Robert Issal (51)        Belysning AB                                1993
William F. Wallace (57)  Advisory Member of The Beacon Group         1996

     Stig Wennerstrom has been President and Chief Executive Officer and a
Director of the Company since its inception in September 1993.   From 1982
until the formation of the Company, Mr. Wennerstrom was the President and Chief Executive Officer of the Company's predecessors.

     Bruce L. Burnham has served as President of The Burnham Group, a privately-held consulting and marketing firm formed by Mr. Burnham shortly after retiring from Dayton's Department Stores in 1984. From 1981 to 1984, Mr. Burnham served as Chairman and Chief Executive Officer of Dayton's Department Stores in Minneapolis, Minnesota. From 1979 to 1980, Mr. Burnham was President and Chief Executive Officer of Bonwit Teller in New York City. From 1978 to 1979, Mr. Burnham was President and Chief Operating Officer of Jordan Marsh.
He serves on the Board of Directors of Paxson Communications Corporation, Financial Benefit Group, Inc. and J.B. Rudolph, Inc.

     Eric Forss has been a Director of the Company since June 1994. Mr. Forss has been President of Forcenergy AB, a Swedish public corporation ("FAB") and a major stockholder of the Company ""since May 1991. Prior to serving as President of FAB, Mr. Forss was Vice President of FAB from May 1990 through April 1991. Mr. Forss has served on the Board of Directors of FAB since May 1994.

     Robert Issal has served as Chairman of the Board of Directors of the Company since May 1994 and has been a Director since the Company's inception in September 1993. Mr. Issal has also served as Chairman of FAB since May 1994 and served as Vice Chairman of FAB from April 1992 to April 1994. Mr. Issal served as President and Chief Executive Officer of Forsheda AB, a Swedish public company, from 1988 through 1991. From 1991 through 1994, Mr. Issal was the Chairman and President of Abstracta Group. Since 1994, Mr. Issal has served as Chairman and President of Rejmyre Belysning AB Sweden, a Swedish lighting manufacturer.

     William F. Wallace currently is an advisory member of The Beacon Group, a private investment and advisory partnership. Prior to joining The Beacon Group in early 1996, Mr. Wallace was Vice Chairman of Barrett Resources/Plains Petroleum Company and President and Chief Operating Officer of Plains Petroleum Company from 1994 to March 1996. Prior to joining Plains Petroleum Company in 1994, Mr. Wallace spent a combined total of 22 years with Texaco, Inc., the last five of which he served as Regional Vice President.

COMMITTEES

     The Company's Board of Directors has established Executive, Audit and Compensation Committees. The Executive Committee consists of Messrs. Wennerstrom, Forss and Issal. The Audit Committee consists of Messrs. Issal, Burnham and Wallace, all of whom are currently non-employee Directors of the Company. The Compensation Committee consists of Messrs. Issal and Burnham, both of whom are non-employee Directors of the Company.

     The Audit Committee in performing its functions meets with representatives of the Company's independent accountants and with representatives of senior management. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent accountants, matters relating to the Company's internal control systems, and other matters related to the audit and financial functions. In addition to formal Audit Committee meetings, detailed financial reviews are presented to the full board at each quarterly board meeting.

     The Compensation Committee administers the Company's stock option plans, and in this capacity approves all option grants or awards to Company employees, including executive officers, under such plans. In addition, the Compensation Committee determines the compensation of the Company's Chief Executive Officer and its other executive officers, and establishes policies dealing with various compensation and employee benefit matters for the Company.

MEETINGS

     During the year ended December 31, 1996, the Board of Directors held four meetings, the Audit Committee held one meeting, the Compensation Committee held five meetings and the Executive Committee held no meetings. During the year ended December 31, 1996, Mr. Chavkin was the only Director who attended less than 75% of the aggregate number of meetings of the Board of Directors and the committees on which such Directors served. Mr. Chavkin attended two of the four board meetings.

COMPENSATION ARRANGEMENTS FOR MEMBERS OF THE BOARD OF DIRECTORS

     The Company increased the fees it pays Directors in November 1996 to make total director compensation competitive with levels offered by comparable companies. The previous fees per Director were $5,000 per year and $1,250 per meeting attended, limited to $10,000 per year; the new fees per Director are $10,000 per year and $3,000 per meeting attended, limited to $25,000 per year. These fees are not paid to Directors that are employees of the Company. The Company also compensates Directors through stock option grants. These grants have been made under the Company's 1995 Non-Employee Director Stock Option Plan (the "Directors' Plan") and these option grants will continue on an annual basis following the consolidation of the Director's Plan into the Forcenergy Inc 1995 Stock Option Plan. See "- Proposal to Consolidate and Amend the Company's Stock Option Plans."

     Each Director currently receives options to buy 5,000 shares of Common Stock upon his or her initial appointment to the Board, vesting annually over three years subject to such Director's continued service on the Board. Each Director also receives an additional grant of options to buy 1,000 shares of Common Stock at each annual meeting at which such Director is re-elected to the Board; these options vest in six months. In addition, Directors have received grants of additional options on a discretionary basis and may receive additional discretionary grants in the future. All of these options have been granted with an exercise price equivalent to the fair market value of Common Stock on the date of grant and expire 10 years after grant.

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are Stig Wennerstrom, President and Chief Executive Officer and those officers listed below. Biographical information on Mr. Wennerstrom is included under the caption "Nominees for Election".

     Gary Carlson is Vice President - Exploration and Production (Alaska Division) of the Company and has responsibility for all Alaskan operations. Prior to joining the Company in March 1997, Mr. Carlson held various positions during a tenure of 29 years with Unocal Corporation, most recently serving as Unocal's General Manager for Health, Environmental and Safety Support from 1995 until joining the Company. Mr. Carlson also served as President and Managing Director of Unocal Indonesia from 1992 to 1995 and as Managing Director for Unocal Netherlands N.V. from 1989 to 1992.

     Thomas F. Getten is Vice President, General Counsel and Secretary of the Company. Prior to joining the Company in January 1997, Mr. Getten was in private law practice in New Orleans, Louisiana. From May 1974 until December 1995, Mr. Getten was a partner and stockholder with Liskow & Lewis, and from January 1996 until December 1996, Mr. Getten was a partner with Nesser, King & LeBlanc.

     E. Joseph Grady is Vice President, Treasurer and Chief Financial Officer of the Company. From 1980 until joining the Company in October 1995, Mr. Grady held various financial management positions within Southdown, Inc. and its subsidiaries, including Pelto Oil Company from 1980 through 1989, serving as Vice President-Finance in 1988 and 1989. Most recently Mr. Grady was Director of Finance for Southdown Environmental Systems, Inc. from January 1991 until joining the Company.

     Gary W. Loveless is Vice President - Exploration and Production (Onshore Division) of the Company. Mr. Loveless joined the Company in January 1997 upon its acquisition of Great Western Resources Inc., where he served as President and Chief Executive Officer. Prior to joining Great Western in 1986, Mr. Loveless was founder and Chairman of L&B Oil Company, Inc.

     Percy A. Payne is Vice President - Exploration and Production (Gulf of Mexico Division) of the Company and has responsibility for all Gulf of Mexico and Gulf Coast operations. Prior to joining the Company in August 1996, Mr. Payne served as President of Payne Energy Associates, Inc., a privately held consulting group formed by Mr. Payne in September 1994 serving the international oil industry. Prior to establishing his consulting business, Mr. Payne held various positions during a tenure of 27 years within Shell Oil Company USA, most recently serving as Vice President of Pecten International, Shell Oil Company USA's international subsidiary. Mr. Payne also served as General Manager of Operations for the lower 48 states (less California) and Alaska for Shell Western E&P from April 1986 to September 1991.

     J. Russell Porter is Vice President - Corporate Development of the Company. Mr. Porter joined the Company as Vice President - Financial Planning and Analysis in April 1994 and served in that capacity until being appointed to his current position in October 1995. From January 1992 until joining the Company, Mr. Porter held the position of Vice President in the Natural Resources Group of Internationale Nederlanden (U.S.) Capital Corporation in New York. From July 1990 to December 1991, Mr. Porter was an Associate in the Energy Group of Manufacturers Hanover and Chemical Bank.

                             EXECUTIVE COMPENSATION

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. The Compensation Committee believes that its policies are reflected in the Company's executive compensation program which aims to: (i) motivate executives toward effective long-term management of Company operations; (ii) reward effective, efficient ongoing management of Company operations; and (iii) provide the ability to attract and retain executives through competitive salary levels and benefit programs.

     Executive Compensation. The Company's executive compensation program includes, separately or through any combination, base salary, annual incentives and various stock and stock option programs.

     Base Salary and Annual Incentives. The Company's policy, as implemented by the Compensation Committee, is to structure executive compensation to reflect performance and to be competitive in the market. The Compensation Committee considers the executive's individual performance and overall Company performance, along with other relevant factors, in setting compensation, including discretionary annual bonuses. In recognition of their contributions to the Company's growth in reserves, earnings, revenue, cash flow and market capitalization value in 1996, Messrs. Porter and Grady were granted performance-related bonuses in February 1997 of $125,000 and $75,000, respectively. The Compensation Committee considers the scope of each executive's responsibilities in selecting the performance measures to apply to that executive's compensation, and does not apply any specific weight to any particular measure of performance.

     Stock Options. The Company believes that stock options are important in motivating executives to increase long-term shareholder value because options focus executive attention on stock price as a measure of performance, thereby aligning the executive's financial interests with those of the Company's stockholders. Accordingly, prior to the Company's Initial Public Offering in 1995, the Company adopted, with stockholder approval, the Forcenergy Gas Exploration, Inc. 1995 Stock Option Plan (see "1995 Stock Option Plan") to supplement a similar Plan adopted in 1993. The Compensation Committee administers the 1995 Stock Option Plan and grants options to executives and employees based on the performance of the employee and the Company and other relevant factors. Since the options vest over a number of years, they enhance the Company's ability to retain option holders and motivate them to take a long-term view of the Company's interests in their decisions. As an additional measure to enhance the Company-wide focus on increasing value for stockholders, the Company is seeking stockholder approval for, the 1997 Stock Price Performance Incentive Plan for Employees of Forcenergy Inc (the "$60 a Share Plan"), under which all employees, including the executive officers, will participate. See "- Proposal to Adopt the 1997 Stock Price Performance Incentive Plan for Employees of the Company."

     Messrs. Wennerstrom, Grady, Payne and Porter were granted options, at various times during 1996, under the 1995 Stock Option Plan to purchase shares of Common Stock, based primarily on the efforts and performance of those officers in accomplishing Company growth.

     Chief Executive Officer Compensation. Mr. Wennerstrom entered into an employment agreement with the Company as President and Chief Executive Officer for an initial term of three years effective September 14, 1993 (See "Employment Agreement of Chief Executive Officer)". This employment agreement was amended in May 1995 in connection with the Initial Public Offering and in recognition of the Company's rapid growth and financial performance. In addition to the stock option grants and other elements of compensation required by his employment agreement, the Compensation Committee awarded Mr. Wennerstrom a $350,000 performance-related bonus in February 1997. This bonus recognized Mr. Wennerstrom's performance in increasing the Company's reserves, earnings, revenues, cash flow and market capitalization in 1996.

                                   COMPENSATION COMMITTEE



                                   Robert Issal
                                   Chairman


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


                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities for the Company during the three years ended December 31, 1996 for each of the six most highly compensated executive officers of the Company ("Named Officers").


                               ANNUAL COMPENSATION (1)            LONG TERM                ALL OTHER
    NAME, POSITION & AGE       YEAR   SALARY    BONUS            COMPENSATION             COMPENSATION
-----------------------------  ----  --------  --------          ------------             ------------
                                                            SECURITIES UNDERLYING
                                                                STOCK OPTIONS
                                                              (NUMBER OF SHARES)
                                                              ------------------
Stig Wennerstrom (54)          1996  $533,333  $500,000             334,839                $91,344(2)
President and Chief Executive  1995   600,000     -                 492,943                 73,683(2)
Officer                        1994   350,000   250,000               -                     73,393(2)

John A. Brush (42)             1996   138,200     -                   -                      1,484(3)
Vice President-Land  and       1995   130,800     -                 123,337                  1,080(3)
Marketing, General Counsel,    1994   111,667     -                   -                      1,665(3)
Secretary (4)

E. Joseph Grady (44)           1996   203,333    75,000             120,000                  1,979(3)
Vice President, Treasurer and  1995    34,846     -                  75,000                    -
Chief Financial Officer (5)

Harry F. Hufft (46)            1996   186,633     -                   -                      1,696(3)
Vice President-Exploration     1995   175,000    51,250              25,000                  2,310(3)
and Production (6)             1994   175,000    42,500               -                      2,185(3)

Percy A. Payne (55)            1996    89,231     -                 125,000                    250(3)
Vice President-Exploration
and Production (7)

J. Russell Porter (35)         1996   225,300   125,000              75,000                  1,692(3)
Vice President-Corporate       1995   194,800    50,000              75,000                  2,310(3)
Development (8)                1994   130,385    50,000              98,337                    -

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer, except for Mr. Wennerstrom where such amounts have been reflected in All Other Compensation.

(2) Includes $71,373 in annual premiums paid by the Company for life insurance policies on the life of, and payable to a beneficiary selected by, Mr. Wennerstrom for the years 1994 through 1996. Also includes employer matching contributions of $2,375, $2,310 and $2,020 under the Company's 401(k) Plan for 1996, 1995 and 1994, respectively and $17,596 for other non-cash benefits received in 1996.

(3)  Employer matching contributions under the Company's 401(k) Plan.

(4)  Mr. Brush resigned from the Company on January 4, 1997.

(5)  Mr. Grady joined the Company in his current position in October 1995.

(6)  Mr. Hufft resigned from the Company effective August 19, 1996.

(7)  Mr. Payne joined the Company in his current position in August 1996.

(8) Mr. Porter joined the Company in April 1994 as Vice President - Financial Planning and Analysis and was promoted to his current position in November 1995.

EMPLOYMENT AGREEMENT OF CERTAIN EXECUTIVE OFFICERS

     Chief Executive Officer. In connection with the formation of the Company, Mr. Wennerstrom and the Company entered into an employment agreement effective as of September 14, 1993, and amended as of May 18, 1995 (the "Employment Agreement") pursuant to which Mr. Wennerstrom serves as President and Chief Executive Officer of the Company.

     Mr. Wennerstrom received a salary in 1996 of $533,333 and will receive $566,667 in 1997 and $600,000 in 1998, which amount will then be subject to annual cost of living increases thereafter. In addition, Mr. Wennerstrom received in 1996, and is entitled to receive for years thereafter, a yearly bonus of $150,000, payable with his salary, provided that the Company may require him to return this bonus, or a portion thereof, for any year in which the Company fails to attain pre-determined cash flow targets. In recognition of individual and Company performance in 1996, Mr. Wennerstrom received an additional $350,000 bonus in February 1997 (See "Executive Compensation-Chief Executive Officer Compensation"). The Employment Agreement also provides that the Company will maintain certain life insurance policies on the life of Mr. Wennerstrom, payable to a beneficiary selected by Mr. Wennerstrom. The initial term of the Employment Agreement extends to December 31, 1998 and thereafter is automatically extended for "rolling" three-year periods that can be terminated upon 36 months' prior notice; provided that after January 1, 2002 the term can be ended upon 12 months' prior notice.

     The Employment Agreement is subject to early termination by the Company for cause or upon the death or incapacity of Mr. Wennerstrom. The Employment Agreement is subject to early termination by Mr. Wennerstrom for cause. If the Employment Agreement is terminated without cause by the Company or with cause (including certain changes in control of the Company) by Mr. Wennerstrom, the Company is obligated to pay Mr. Wennerstrom a termination fee of three times the amount of Mr. Wennerstrom's annual includible compensation.

     Other. The Company entered into an Employment Agreement with J. Russell Porter on July 1, 1996. This Agreement provides for: (i) an initial term of one year, subject to renewal; (ii) a base salary of $250,000 a year, subject to annual increases upon any renewals, and a discretionary bonus; (iii) salary continuance payments for up to twelve months upon termination without cause (which will cease upon attaining alternative employment) or upon a change in control of the Company; and (iv) confidentiality and non-compete provisions that are effective for a limited time following any termination of employment.

     The Company entered into an Employment Agreement with E. Joseph Grady on September 1, 1996. This Agreement provides for: (i) an initial term of twenty-six months, subject to renewal; (ii) a base salary of $240,000 a year, subject to annual increases upon any renewals, and a discretionary bonus; (iii) salary continuance payments for the greater of the remaining term of the Agreement or twelve months' from the date of termination without cause (which will cease upon attaining alternative employment) or upon a change in control of the Company; and (iv) confidentiality and non-compete provisions that are effective for a limited time following any termination of employment.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company is subject to U.S. tax legislation enacted in 1993 that could limit the deductibility of certain compensation payments to its executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The Compensation Committee will continue to evaluate the impact of this legislation.

PROPOSAL TO ADOPT THE 1997 STOCK PRICE PERFORMANCE INCENTIVE PLAN FOR EMPLOYEES OF THE COMPANY

     Effective January 1, 1997, the Company has adopted, subject to the approval of its stockholders at the Annual Meeting, the 1997 Stock Price Performance Incentive Plan for Employees of Forcenergy Inc (the "$60 a Share Plan" or "Plan"). All of the Company's employees are eligible to receive awards of the Company's Common Stock under the Plan without being required to pay any purchase price if (1) the closing price of the Company's Common Stock reaches $60 a share before January 1, 2000, and (2) the employee remains employed by the Company through the date that the shares are actually distributed under the Plan. If the Common Stock reaches $60 per share on any date (the "$60 Price Date") on or before December 31, 1999, then all employees would receive Common Stock worth 500% of their annual base compensation, distributed in equal installments on the first, second and third anniversaries of the $60 Price Date, if they are still employed by the Company. For purposes of determining the value of Common Stock to be distributed, the Common Stock will be valued at its closing price on the $60 Price Date. The number of shares of Common Stock issuable will not be affected by subsequent fluctuations in the stock price, and will not be at all dependent upon the market price of Common Stock on the dates that Common Stock is distributed to employees under the Plan.

     The annual base pay which forms the basis for awards under the $60 a Share Plan consists of base annual compensation paid in periodic installments, and excludes any overtime or other elements of compensation. Each employee's base annual pay as of January 1, 1997 will be used to calculate the value of the stock the employee may receive under the Plan. The base annual pay for employees first hired after January 1, 1997 will be their initial pay rate.

     The Plan also provides for reduced compensation if the Common Stock does not reach $60 a share during the plan period but does reach $50 a share (but not $60) prior to December 31, 1999 (with December 31, 1999 representing the "$50 Price Date"). In such case, all employees would receive Common Stock worth 250% of their annual base compensation, distributed in equal installments on December 31, 2000, 2001 and 2002. For purposes of determining the value of the Common Stock to be distributed, the Common Stock will be valued at $50 a share on the distribution dates.

     Employees shall not have any rights to receive shares of Common Stock under the $60 a Share Plan until the requirements of the Plan are met. If employment terminates for any reason before the $60 Price Date or the $50 Price Date, then the terminated employee shall receive no shares under the Plan. If employment terminates after the $50 or $60 Price Date, then employees will only receive the shares of Common Stock that are actually distributed before employment terminates; provided, however, that in this case, if employment terminates because of death or disability or if the Company has a Change in Control (as defined in the Plan), then the shares distributable to such employee under the Plan after such termination would be accelerated and issued upon such termination. Since employees have no vested rights under the Plan, the interest of participants in the Plan will not be transferable, except that employees could designate that shares, when and if issued under the Plan, be delivered for the benefit of their immediate families.

     The Compensation Committee of the Company's Board of Directors will administer the Plan. The Compensation Committee shall have discretion to reduce the number of shares otherwise distributable under the Plan to employees hired after January 1, 1997. This reduction would reflect the price of the Common Stock at the time employment commenced and the period of time that the employee worked until the $50 Price Date or $60 Price Date, as applicable. The Compensation Committee shall also have the sole and exclusive right to interpret and administer the Plan, including determining the employees eligible to receive awards under the Plan, calculating the employees' annual base pay and the number of shares of Common Stock issuable and reducing the number of shares issuable to particular employees. The Compensation Committee may also amend the Plan prior to the $50 Price Date or $60 Price Date in its sole discretion, and may amend the Plan after the $50 Price Date or $60 Price Date with the consent of any employees that are adversely affected by a proposed change.

     The Plan is intended to qualify under Section 162 (m) of the Internal Revenue Code of 1986, as amended ("Code"), so that the Company may deduct the value of the shares issuable under the Plan regardless of the amount thereof. Therefore, changes to the Plan will require stockholder approval if they are "material" for purposes of Section 162(m) of the Code. "Material" changes would include an increase in the aggregate number of shares issuable under the Plan or to a particular employee or a change in the eligibility criteria for participation in the Plan.

     The $60 a Share Plan does not provide for a maximum limitation on the number of shares of Common Stock that may be awarded thereunder or to any particular employee. However, based on the Company's payroll as of January 1, 1997, there would be an aggregate of approximately 499,000 shares of Common Stock issuable under the Plan to existing employees if the $50 price target is met, and approximately 832,000 shares issuable if the $60 price target is met (based on a $60 a share value). The Plan also provides for awards of Common Stock to employees joining the Company after January 1, 1997. The maximum value of shares issuable to any one such employee is $3,500,000 (58,333 shares at the $60 value); there is no limitation on the aggregate number of employees that the Company may hire and thereby make eligible to participate in the Plan.

     The foregoing description of the Company's proposed $60 a Share Plan is intended only as a summary of its material terms. Shareholders who would like more information are urged to review the plan, which is available from the Company without charge by contacting Investor Relations by telephone at (305) 856-8500 or by mail addressed to the Company.

     The Board of Directors recommends that stockholders vote "FOR" the $60 a Share Plan.

1993 STOCK OPTION PLAN

     In September 1993, the Company adopted the Forcenergy Gas Exploration, Inc. 1993 Stock Option Plan for Officers and Key Employees (the "1993 Option Plan" or "1993 Plan"). The 1993 Option Plan is intended, among other things, to provide officers and key employees with incentives to further the growth, development and financial success of the Company. The 1993 Option Plan authorized the issuance of options to purchase up to 983,370 shares of Common Stock, 551,879 of which were outstanding at December 31, 1996, subject to various vesting requirements, at exercise prices ranging from $12.02 to $14.51 per share. Options to purchase up to 333,154 shares of Common Stock remained available for grant under the 1993 Plan at December 31, 1996. Options granted under the 1993 Option Plan include both incentive stock options within the meaning of Section 422(b) of the Code and options that do not constitute incentive stock options ("non-qualified stock options"). The exercise price of each option cannot be initially granted at or repriced to a level less than the fair market value of a share of the Common Stock on the date of grant or repricing. The 1993 Option Plan provides for adjustment of the number of shares and the exercise price (or type of shares in certain circumstances) upon the occurrence of extraordinary transactions, mergers, consolidations, dividends or distributions of Common Stock or rights thereto and certain other dilutive and anti-dilutive events.

     The 1993 Option Plan is administered by the Compensation Committee, each member of which is a "disinterested person" as defined in Rule 16b-3 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee administers and interprets the 1993 Option Plan in accordance with its provisions and has the power to designate which employees receive options, and the number, terms and conditions of such options.

1995 STOCK OPTION PLAN

     In May 1995, the Company adopted the Forcenergy Gas Exploration, Inc. 1995 Stock Option Plan (the "1995 Option Plan" or "1995 Plan"). The 1995 Option
Plan is intended to provide officers and key employees with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the profitable growth of the Company and to aid the Company in attracting and retaining outstanding personnel. The 1995 Option Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Code or non-qualified stock options), restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof. The 1995 Option Plan covers an aggregate of 1,016,630 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events), all of which were outstanding at December 31, 1996, subject to vesting requirements, at exercise prices ranging from $10.00 to $14.51 per share. Additionally, option grants on another 942,409 shares were issued during 1996 to new and existing employees at exercise prices ranging from $10.50 to $32.00 per share. These grants were awarded on a contingent basis pending stockholder approval of the proposal to amend the 1995 Option Plan contained herein (See "- Proposal to Consolidate and Amend the Company's Stock Option Plans"). See "Stock Option Grants in 1996" for a listing of options granted to the Named Executive Officers during 1996. Under the Amended
Plan (as defined below), no more than 1,000,000 shares of Common Stock, subject to adjustments, may be granted under the 1995 Option Plan to any one employee in any one calendar year. The limitation set forth in the preceding sentence will be applied in a manner which permits compensation generated in connection with the exercise of options, stock appreciation rights and, if determined by the Committee, restricted stock awards to constitute "performance-based" compensation for purposes of Section 162(m) of the Code.

     The 1995 Option Plan is administered by the Compensation Committee. The Compensation Committee has the power to determine which employees will receive an award, the time or times when such awards will be made, the type of the award and the number of shares of Common Stock to be issued under the award or the value of the award. Only persons who at the time of the grant are employees of the Company or of any subsidiary of the Company are eligible to receive grants under the 1995 Option Plan.

NON-EMPLOYEE DIRECTOR PLAN

     In May 1995, the Company adopted the 1995 Non-Employee Director Stock Option Plan for the benefit of non-employee Directors. See "Board of Directors
- Compensation Arrangements for Members of the Board of Directors".

PROPOSAL TO CONSOLIDATE AND AMEND THE COMPANY'S STOCK OPTION PLANS

     The Company proposes to expand and streamline the Directors' Plan, 1993 Option Plan and 1995 Option Plan (collectively, the "Current Option Plans") and their administration by increasing the number of shares covered by the Current Option Plans, by consolidating the 1993 Plan and the Director's Plan into the 1995 Plan, and by adopting certain amendments to the 1995 Plan to permit participants in the Directors' Plan to receive options under the 1995 Plan (the 1995 Plan, as amended, is called the "Amended Plan"). The Amended Plan will expand the Current Option Plans to allow for the grant of options to purchase an aggregate of up to 4,000,000 shares of Common Stock, as compared to the 2,150,000 shares covered by the Current Option Plans. As a result of the consolidation of the Current Option Plans, the 1993 Plan and Directors' Plan would be closed to further option grants. All future awards would be granted under and governed by the terms and conditions of the Amended Plan. All previous awards would be governed by the terms and conditions of the relevant plan and option agreement previously entered into. Except as otherwise noted in the following description of the Amended Plan, the terms and conditions of the Amended Plan are substantially the same as those of the Current Option Plans (when considered together as if they were one plan).

     If the Amended Plan is not approved by the stockholders of the Company at the Annual Meeting, then no further awards will be granted under the 1993 Plan, the 1995 Plan or the Amended Plan, and all options awarded under the Current Option Plans from and after January 16, 1997 will be null and void.

Description of Amended Plan

     The Amended Plan will be administered by the Compensation Committee, which will be composed of at least two Directors who are "outside directors" within the meaning of Section 162(m) of the Code and "Non-employee directors" within the meaning of Rule 16b-3 of the "Exchange Act". The 1993 Plan and 1995 Plan were administered by the Compensation Committee, and the Directors' Plan by the full Board of Directors.

     The Amended Plan will permit awards covering up to an aggregate of 4,000,000 shares of Common Stock. As of April 7, 1997, 4,000,000 shares of Common Stock had an aggregate market value of approximately $117 million. The Current Option Plans together permit awards covering up to an aggregate of 2,150,000 shares of Common Stock. As of April 7, 1997, 2,150,000 shares of Common Stock have an aggregate market value of approximately $63 million. The number of, and in some cases, types of, shares covered by the Amended Plan are subject to adjustments in the event of stock dividends, stock splits and certain other events.

     All employees and non-employee directors of the Company, presently approximately 210 people, will be eligible to participate in the Amended Plan. The Committee will have the power to determine which employees receive awards under the Amended Plan and the terms of each award.

     The Amended Plan provides for the grant of stock options which are either incentive stock options or non-qualified stock options. The Committee will determine the employees that receive options and the terms of each option, including the exercise price and vesting schedule. The Amended Plan does not limit the Committee's discretion to set the exercise price of options. The Current Option Plans require that the exercise price of options shall not be less than fair market value on the date of grant. No more than 1,000,000 shares of Common Stock, subject to adjustments, may be subject to awards to any one employee in any one calendar year under the Amended Plan. This limitation will be applied so that compensation realized from certain awards under the Amended Plan will qualify as "performance based" compensation for purposes of
Section 162(m) of the Code.

     The Amended Plan will no longer provide for automatic, formula based option grants to non-employee Directors, however, the Compensation Committee may grant discretionary options to non-employee directors, and it is anticipated that such options may be granted upon initial appointment to the Board and at annual or more frequent intervals, in the Committee's discretion. Incentive stock options granted under the Amended Plan cannot be exercisable at less than the fair market value of Common Stock on the date of grant (subject to adjustments), nor for more than 10 years after grant; provided that options granted to a holder of securities representing more than 10% of the total combined voting power of all classes of the Company's stock or of its subsidiary cannot be exercisable at less than 110% of the fair market value of Common Stock at the date of grant (subject to adjustments) or for longer than 5 years from grant. The Compensation Committee can determine how the exercise price of options will be paid.

     The Amended Plan provides that the Compensation Committee may award incentives other than options to acquire Common Stock, including Restricted Stock Awards, Stock Appreciation Rights, Performance Awards and Phantom Stock Awards. The 1995 Plan currently provides for awards of these types, although none have been awarded to date. The 1993 Plan and the Directors' Plan provide only for awards of options to acquire Common Stock.

     A restricted stock award would entitle an employee to buy Common Stock for nominal or no purchase price. The shares would, however, remain in the Company's custody and could not be transferred in any way until the expiration of the restrictions that the Compensation Committee establishes when awarding the restricted shares. These restrictions could range from continued employment for a given period of time to the achievement of certain financial or other goals by the Company or the employee. The employee could be able to vote the restricted shares, but any dividends or distributions on the shares would be retained until the restrictions lapse.

     A stock appreciation right will permit the holder of the right to receive an amount of cash, Common Stock, or a combination thereof, equal to the number of stock appreciation rights exercised by the holder, multiplied by the excess of the fair market value of Common Stock on the exercise date over the stock appreciation right's exercise price. A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Compensation Committee.

     Performance and phantom stock awards can be paid in cash or Common Stock or any combination of both. The Compensation Committee will determine the maximum value of each performance award and the performance criteria that must be achieved to receive that value. Phantom stock awards are rights to receive cash, Common Stock or any combination of both, measured by the appreciation in the value of the Common Stock over a given period. Phantom stock awards will vest over the period of time the Committee determines, or upon the occurrence of specified events, and will not generally require the employee to pay any money or satisfy any performance criteria. Restricted and phantom stock awards will generally be forfeited or expire upon any termination of employment, or the occurrence or non-occurrence of the relevant event the Compensation Committee specifies at the time of grant. The Compensation Committee will consider many factors in granting these awards, including the employee's responsibilities, performance, potential, and any other considerations it deems relevant. The Company may make payment for a performance or phantom stock award in one lump sum or in installments, and any payment made in Common Stock will be based on the fair market value thereof at the time it is issued.

     The Compensation Committee will have the authority, in its discretion, to amend the Amended Plan, unless approval of the Company's stockholders is required for the Amended Plan to meet the stockholder approval requirements of Sections 422 and 162(m) of the Code. Therefore, the Company's stockholders would need to approve any amendment that is "material" for purposes of Section 162(m) or required by Section 422, including any amendment

(a) increasing the number of shares available in the aggregate for awards, (b) increasing the number of shares that may be granted to an employee, or (c) changing eligibility requirements for participation in the Amended Plan.

     The limitations on the Compensation Committee's ability to amend the Amended Plan described in the preceding paragraph are not markedly different from those in the Current Option Plans. The 1995 Plan and 1993 Plan may be amended by the Committee, and the Director Plan may be amended by the Company's Board of Directors. The Current Option Plans expressly state the material amendments which require the approval of the Company's stockholders. For example, the 1995 Plan requires the approval of the Company's stockholders for any amendment that would increase the number of shares under the plan, change the 1995 Plan's option pricing mechanism, change the class of employees eligible to receive plan awards, materially increase plan benefits, extend the period during which awards may be granted under the plan, modify eligibility requirements for participation in the plan or decrease the authority that may be exercised by the committee administering the plan.

     There are 1,568,509 options outstanding under the Current Option Plans, at exercise prices ranging from $10.00 to $14.51. Subject to the approval of stockholders at the Annual Meeting, options for an additional 1,110,572 shares have been granted under the Amended Plan through April 7, 1997, at exercise prices ranging from $10.50 to $36.25. See Stock Option Grants in 1996. No grants of Restricted Stock Awards, Stock Appreciation Rights, Performance Awards or Phantom Stock Awards have been made under the Current Option Plans or Amended Plan.

     The foregoing descriptions of the Company's stock option and incentive plans and the proposed amendment to the 1995 Plan are intended only as summaries of their material terms. Shareholders who would like more information are urged to review the plans and proposed amendment, which are available from the Company without charge by contacting Investor Relations by telephone at (305) 856-8500 or by mail addressed to the Company.

     The Board of Directors recommends that stockholders vote "FOR" the Amended Plan.

Certain Federal Income Tax Information Regarding Option Awards

     The Federal income tax consequences to an employee who receives incentive stock options generally will, under current law, be as follows:

     An employee will not realize any income upon the grant or exercise of an incentive stock option. If the employee disposes of the shares of Common Stock acquired upon the exercise of an incentive stock option more than two years after the date the option is granted and more than one year after the Common Stock is transferred to him or her upon exercise of the option, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, the Company will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the employee disposes of the shares of Common Stock acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date the option is granted, or one year from the date the Common Stock is transferred to him or her upon exercise of the option, any gain realized will be taxable at such time as follows (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from such disposition, and (b) as capital gain to the extent of any excess, which gain will be treated as short-term or long-term capital gain depending upon the holding period of the Common Stock. In such case, the Company may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.

     In general, the difference between the fair market value of the Common Stock at the time the incentive stock option is exercised and the option exercise price will constitute an item of adjustment, for purposes of determining alternative minimum taxable income, and under certain circumstances may be subject, in the year in which the option is exercised, to the alternative minimum tax.

     If an employee uses shares of Common Stock which he or she owns to pay, in whole or in part, the exercise price for shares acquired pursuant to an incentive stock option, (a) the holding period for the newly issued shares of Common Stock equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the employee's basis in such newly issued shares will be the same as his or her basis in the old shares surrendered, and (c) no gain or loss will be recognized by the employee on the old shares surrendered. However, if any employee uses shares previously acquired pursuant to the exercise of an incentive stock option to pay all or part of the exercise price under an incentive stock option, such tender will constitute a disposition of such previously acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to such incentive stock option, and such tender may be treated as a taxable exchange.

     The Federal income tax consequences to an individual who receives non-qualified stock options generally will, under current law, be as follows:

     An individual will not realize any income at the time the option is granted. Generally, an individual will realize ordinary income, at the time the option is exercised, in a total amount equal to the excess of the then fair market value of the Common Stock acquired over the exercise price. However, if a director, officer or principal stockholder (i.e., an owner of more than 10 percent of the outstanding shares of Common Stock) receives shares pursuant to the exercise of a non-qualified stock option, he or she is generally not required to recognize any income until the date on which such shares can be sold at a profit without liability under Section 16(b) of the Exchange Act. At such time, the director, officer or principal stockholder will realize income equal to the amount by which the then fair market value of the shares acquired pursuant to the exercise of such option exceeds the price paid for such shares. Alternatively, a director, officer or principal stockholder who would not otherwise be taxed at the time that the shares are transferred may file a written election within 30 days with the Internal Revenue Service, to be taxed as of the date of transfer on the difference between the then fair market value of the shares and the price paid for such shares.

     All income realized upon the exercise of a non-qualified stock option will be taxed as ordinary income. Subject to the limitations of Section 162(m), the Company will be entitled to a tax deduction (as compensation) for the amount taxable to an individual (including a Director, officer and principal stockholder) upon the exercise of a non-qualified stock option, as described above, in the same year as those amounts are taxable to the employee.

     Shares of Common Stock issued pursuant to the exercise of a non-qualified stock option generally will constitute a capital asset in the hands of an individual (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an individual (including a director, officer or principal stockholder) will commence upon the date he or she recognizes income with respect to the issuance of such shares, as described above. The individual's basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for such shares. If, however, an individual uses shares of Common Stock which he or she owns to pay, in whole or in part, the exercise price for shares acquired pursuant to the exercise of a non-qualified stock option, (a) the holding period for the newly issued shares of Common Stock equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held,
(b) the individual's basis in such newly issued shares will be the same as his or her basis in the surrendered shares, (c) no gain or loss will be realized by the individual on the old shares surrendered, and (d) the individual will realize ordinary income in an amount equal to the fair market value of the additional number of shares received over and above the number of old shares surrendered.

     Section 162(m) of the Code provides that the deduction by a publicly-held corporation for compensation paid in a taxable year to the chief executive officer and the four other most highly compensated executive officers of the corporation is limited to $1 million per year per officer. For purposes of
Section 162(m), compensation which is performance-based is not counted as subject to the deductibility limitation. Income pursuant to an option or stock appreciation right granted under the Amended Plan will be exempt from the limitations of Section 162(m) of the Code if the committee granting such option or stock appreciation right consists solely of two or more "outside directors" as defined in Section 162(m) of the Code and if the exercise price under such option or stock appreciation right is at least equal to the fair market value of the shares subject to the option or stock appreciation right on the date of grant. However, Section 162(m) of the Code could limit the Company's deduction with respect to compensation income generated in connection with the exercise of an option or stock appreciation right granted by such a committee if the exercise price is less than the fair market value of the shares on the date of grant. No restricted stock award, performance award or phantom stock award under the Amended Plan will qualify as performance-based compensation and, therefore, the Company's compensation expense deductions relating to such awards will be subject to the Code Section 162(m) deduction limitation.

     The foregoing summary with respect to Federal income taxation does not purport to be complete, and reference is made to the applicable provisions of the Code for a complete description of the matters summarized.

401(K) PLAN

     The Company has adopted a 401(k) Profit Sharing Plan (the "401(k) Plan") for its employees. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their cash compensation (subject to certain limitations imposed under the Code). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash. Pursuant to the 401(k) Plan, the Company has currently elected to match $.50 for each $1.00 contributed by the employee through salary deferral, said deferral not to exceed 5% of an employee's salary, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Salary deferral contributions under the 401(k) Plan are 100% vested. Matching contributions vest immediately upon a participants attainment of a minimum of one year of service with the Company. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted the Forcenergy Gas Exploration, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), which permits all Company employees (other than the Chief Executive Officer) who work full time (or part time for at least 20 hours per week and more than five months per year) to acquire Common Stock at a discount from its fair market value through payroll deductions. Up to 100,000 shares of Common Stock have been authorized for purchase under the Stock Purchase Plan.

     For each six-month period beginning on January 1 or July 1 during the term of the Stock Purchase Plan, unless the Board determines otherwise, the Company will offer to each eligible employee the opportunity to purchase Common Stock. Employees may elect to participate prior to the start of a period and may elect to have from two to ten percent of their compensation withheld. The Stock Purchase Plan allows withdrawals, termination and changes in the level of participation. The purchase price will be 85% of the lesser of the fair market value of Common Stock on (i) the first day of the period or (ii) the last day of the period. No employee may purchase Common Stock under the Stock Purchase Plan valued at more than $25,000 (or such other maximum as may be prescribed from time to time under the Code) for each calendar year in accordance with the provisions of the Code.

     Employees have purchased 25,674 shares under the Stock Purchase Plan as of December 31, 1996.

STOCK OPTION GRANTS IN 1996

              OPTION GRANTS TO NAMED OFFICERS IN LAST FISCAL YEAR



                                                                                        POTENTIAL REALIZABLE
                                        % OF TOTAL                                        VALUE AT ASSUMED
                      NUMBER OF        OPTIONS/SARS                                    ANNUAL RATES OF STOCK
                      SECURITIES        GRANTED TO                                     PRICE APPRECIATION FOR
                      UNDERLYING       EMPLOYEES IN     EXERCISE                          OPTION TERM (1)
                       OPTIONS            FISCAL       PRICE PER     EXPIRATION           ---------------
                       GRANTED             YEAR          SHARE          DATE            5%              10%
                       -------             ----          -----          ----          ------          -------
Stig Wennerstrom       224,329(2)          20.95        $10.500         2006        $1,481,333       $3,753,988
                       110,000(4)          10.27         26.875         2006         1,859,170        4,711,501
E. Joseph Grady         25,000(3)           2.33         14.125         2006           222,078          562,790
                        75,000(3)           7.00         20.875         2006           984,613        2,495,203
                        20,000(4)           1.87         26.875         2006           338,031          856,637
Percy A. Payne         125,000(3)          11.67         20.375         2006         1,601,716        4,059,063
                        10,000(4)           0.93         26.875         2006           169,015          428,318
J. Russell Porter       50,000(3)           4.67         14.125         2006           444,157        1,125,581
                        25,000(4)           2.33         26.875         2006           422,539        1,070,796

________
(1) Potential realizable value was reported net of the option exercise price, but before taxes, associated with the exercise. These amounts represent the theoretical realizable value, on the option expiration date, assuming that the stock price appreciates annually at the rates shown from the date of grant through expiration. Actual values realized, if any, on stock option exercises are dependent on the future performance of the Common Stock and the officer's continued employment throughout the vesting period. Accordingly, the amounts reflected in this table may not necessarily be achieved. All options granted to the Named Officers in 1996 reflected the market price of the common stock on the date of grant.

(2) Mr. Wennerstrom was granted options to purchase 224,329 shares of Common Stock on January 16, 1996 under the 1995 Option Plan, all of which vested on January 15, 1997.

(3) All options granted to each Named Officer were granted at various times during the year under the 1995 Option Plan and vest 33.33% on each of the third through fifth anniversaries of the date of grant.

(4) Options were granted to the Named Officer on November 1, 1996 under the 1995 Plan and such options vest one year from the date of grant.

Mr. Harry Hufft, a Named Officer prior to his resignation from the Company in August 1996, exercised options on 98,337 shares in November 1996, and sold the shares. The value realized by Mr. Hufft upon exercise was approximately $1.2 million. Those were the only options exercised by a Named Officer in 1996.

                    UNEXERCISED OPTIONS AT DECEMBER 31, 1996


                                                      VALUE OF UNEXERCISED
                         NUMBER OF OPTIONS           IN-THE-MONEY OPTIONS (1)
                          ----------------         ---------------------------
                    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                    -----------   -------------    -----------    -------------

Stig Wennerstrom     796,222         435,422        $19,735,158     $9,257,072
John A. Brush (2)     65,558          57,779          1,425,231      1,366,358
E. Joseph Grady           --         195,000                 --      3,862,560
Percy A. Payne            --         135,000                 --      2,078,190
J. Russell Porter     56,217         192,120          1,262,971      4,304,256

(1) Value based on the last trade on the NASDAQ National Market on December 31, 1996 ($36.25 per share), less the applicable exercise price of the outstanding options.

(2) Mr. Brush resigned from the Company on January 4, 1997.

STOCK PERFORMANCE GRAPH

     The following graph compares total return of the Company's Common Stock against the S&P 500 Index and a peer group index consisting of public independent oil and gas companies.* The graph assumes that $100 was invested on August 2, 1995 (the date of the closing of the Initial Public Offering) in the Company's Common Stock, the S&P 500 Index and the peer group and that dividends thereon were reinvested quarterly.

                                    [GRAPH]

*The peer group consists of Flores & Rucks Inc., Hugoton Energy Inc., Louis Dreyfus Natural Gas Company, Inc., Newfield Exploration Company, PetroCorp, Inc. and Stone Energy Corp.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table is furnished as of February 15, 1997 to indicate beneficial ownership of shares of the Common Stock by persons owning more than 5% of the Common Stock and all Executive Officers and Directors individually and the Executive Officers and Directors as a group. The information in the following table is provided by such persons.


                                                 COMMON      VESTED                  PERCENT
                                                STOCK(1)   OPTIONS(2)    TOTAL       OF CLASS
                                                ---------  ----------  ----------    --------
           Forcenergy AB(3)                     8,740,486           -   8,740,486    38.71%
           FMR Corp.                            3,052,900           -   3,052,900    13.52%
           Chase Equity Associates(4)             504,130      99,421     603,551     2.66%
           AC Israel Enterprises, Inc.(5)          68,913       9,342      78,255         *
           Stig Wennerstrom(3) (6)                229,000     870,997   1,099,997     4.69%
           Thomas F. Getten(3)                        300           -         300         *
           E. Joseph Grady(3)                         609           -         609         *
           Gary E. Loveless(3)                     21,700           -      21,700         *
           Percy A. Payne(3)                            -           -           -
           J. Russell Porter(3)(7)                  3,732      56,217      59,949         *
           Bruce L. Burnham(3)                     15,000           -      15,000         *
           Arnold Chavkin(4)                      504,130      99,421     603,551     2.66%
           Eric Forss(3)                        8,740,486       6,000   8,746,486    38.73%
           Robert Issal(3)                              -       6,000       6,000         *
           Kevin S. Penn(5)                        68,913      15,342      84,255         *
           William F. Wallace(3)                    2,000           -       2,000         *
           Jeffrey A. Weber(3)                          -       5,000       5,000         *
           Directors and Officers, total
           as a group                           9,585,870   1,058,977  10,644,847    45.04%

* Less than 1%

(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) Represent shares of Common Stock issuable pursuant to stock option grants that are vested or that will be vested within 60 days of the effective date of this schedule.

(3) The address of Forcenergy AB and Messrs. Forss and Issal is Birger Jarlsgatan, 73-75, Box 19040, S-10432 Stockholm, Sweden. The address of Messrs. Wennerstrom, Brush, Getten, Grady, Loveless, Payne and Porter is 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129. The address of Mr. Wallace is 30036 Snowbird Lane, Evergreen, Colorado 80439. The address of Mr. Burnham is 10 Haig Point Circle, Hilton Head, SC 29938. The address of Mr. Weber is 10 East 53rd Street, 32nd Floor, New York, New York 10022.

     (4) Chase Equity Associates is a limited partnership, the general partner of which is Chase Capital Partners, an affiliate of Chase Manhattan Bank. The shares owned by Chase Equity Associates are included because of Mr. Chavkin's position as General Partner of Chase Capital Partners. The address of Mr. Chavkin and Chase Capital Partners is 380 Madison Avenue, 12th Floor New York, New York 10017. Mr. Chavkin disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(5) Of the shares indicated as owned by A.C. Israel Enterprises, Inc. and Mr. Penn, 9,342 are issuable upon exercise of options and are included because of Mr. Penn's affiliation with A.C. Israel Capital Co., Inc. a subsidiary of A.C. Israel Enterprises, Inc. The address of A.C. Israel Capital Co., Inc. and Mr. Penn is 65 East 55th Street,

32nd Floor, New York, New York 10022. The address of A.C. Israel Enterprises, Inc. is 707 Westchester Avenue, White Plains, New York 10604.

(6) Of the shares listed as beneficially owned by Mr. Wennerstrom, 2,000 shares are owned by each of his children, Linda Wennerstrom and Henrik Wennerstrom, for which Mr. Wennerstrom disclaims beneficial ownership.

(7) Of the shares beneficially owned by Mr. Porter, 1,000 shares are owned by his wife, Deborah A. Porter.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its principal offices in Miami, Florida from an affiliate of the Forss family, who collectively own a majority voting interest in FAB. The terms of the lease include current monthly payments of $23,612, subject to a yearly escalation not to exceed 6%, and a term of five years, expiring in November 1998. The Company made payments under such lease of $280,000 in 1996. The Company believes that the lease terms are comparable to those terms which could be obtained from an unaffiliated third party.

     In May 1994, the Company issued 2,355,892 shares of Common Stock to FAB in a private placement resulting in net proceeds of $31.8 million to the Company. Also in May 1994, in connection with the sale of shares of Common Stock to FAB, the Company received certain consents and waivers related to such sale from the former holders of the ESNs (the "Note Holders") in exchange for granting the Note Holders two-year options to purchase an aggregate of 317,629 shares of Common Stock at an exercise price of $18.81 per share. In connection with certain consents and waivers obtained from the Note Holders in connection with the Initial Public Offering, the exercise price for such options was reduced to $15.76 per share and the term of the options was extended to September 15, 2000.

     In connection with Mr. Wennerstrom's currently outstanding stock options, the Company has granted certain piggy back registration rights and a put option on the value of all such options and the Common Stock acquired through the exercise of such options, including the 1995 option grants.

     The Company has a consulting arrangement with Wictor Forss, the former Chairman of the Board of the Company and of FAB, whereby Mr. Forss receives $10,000 per month in exchange for consulting services. The arrangement may be terminated by either party upon 60 days notice. The Company believes that Mr. Forss' prior years of service to the Company as a Director enable him to provide business and financial advice to the Company at a reasonable cost. The Company does not believe that it could obtain such services from any other source.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's Directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the NASDAQ National Market. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates. Mr. Chavkin filed a late Form 4 for shares sold by Chase Equity Associates for which he disclaims beneficial ownership. He also filed a late Form 5 for 1996 for options granted in 1996 pursuant to the Directors' Plan. Messrs. Burnham and Wallace filed late Form 3s upon being elected to the Board of Directors in May 1996. Messrs. Carlson, Getten and Payne filed late Form 3s subsequent to joining the Company. All other required filings were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written statements of its Directors, executive officers and stockholders and copies of the reports that they have filed with the SEC. In 1997, the Company initiated procedures to assist officers and Directors in meeting the filing requirements of Section 16(a).

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The stockholders will be asked to ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year ending December 31, 1997. Such ratification will require the favorable vote of the holders of a majority of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for stockholder proposals to be included in the Company's proxy statement and proxy relating to the Company's 1998 Annual Meeting of Stockholders, such proposals must be received by the Company at its principal executive offices not later than December 31, 1997.

                                      By Order of the Board of Directors


                                      By: /s/ Stig Wennerstrom
                                      ------------------------

                                      Stig Wennerstrom
                                      President

                                                                    APPENDIX A

                     1997 $60 A SHARE STOCK PERFORMANCE PLAN

                                FOR EMPLOYEES OF

                                 FORCENERGY INC


     1. PURPOSE. The purpose of this Stock Performance Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by Employees of the Corporation, and by providing such Employees with incentives to put forth maximum efforts for the success of the Corporation's business. It is anticipated that the opportunity to acquire a proprietary interest in the Corporation will strengthen the desire of such Employees to remain with the Corporation and work on its behalf and will also enable the Corporation to attract additional desirable personnel.

     2. DEFINITIONS. When used in this Plan, unless the context otherwise requires:

         (a) "Base Pay" shall mean with respect to each Employee, the annual base compensation payable by the Company to such Employee as of January 1, 1997, and with respect to each New Employee, the annual base compensation payable by the Company to such New Employee as of his or her initial date of hire by the Company. In each case, Base Pay shall include the base annual compensation payable in periodic installments (whether on a monthly or biweekly or other basis, in accordance with the Company's applicable payroll practices) and shall include bonus or other compensation only if it is payable with salary or base pay in such regular periodic installments (and whether or not any such bonus or other compensation is subject to forfeiture or return to the Company in any circumstances), but base pay shall exclude annual, special or other bonus compensation (other than that payable with salary as aforesaid), benefits, overtime, expense reimbursements, or other amounts.

         (b) "Board of Directors" shall mean the Board of Directors of the Corporation as constituted at any time.

         (c) "Change in Control" shall mean the occurrence of any of the following events: (i) the Corporation shall conduct a merger, consolidation or similar reorganization and the Corporation (or a wholly owned subsidiary of the Corporation) shall not be the surviving entity in such transaction (or the Corporation shall survive only as a wholly-owned subsidiary of an entity other than a previously wholly-owned subsidiary of the Corporation), unless the Corporation's stockholders retain effective voting control of the surviving entity and adequate provision is made for the assumption of this Plan by the surviving entity, (ii) the Corporation sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Corporation), (iii) the Corporation is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act (but excluding Forcenergy, AB, Swedish corporation and presently a substantial stockholder of the Corporation), acquires or gains ownership or control (including, without limitation, power to vote) of more than twenty percent (20%) of the outstanding shares of the Corporation's voting stock (based upon voting power), (v) Forcenergy, AB shall, without prior approval by a resolution of the Board of Directors, acquire voting securities of the Corporation so that its total voting power in the Corporation shall increase by five percent (5%) or more, or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Corporation before such election shall cease to constitute a majority of the Board of Directors.

         (d) "Closing Price" shall mean the closing price of one Share on the principal exchange or market on which the Shares are traded.

         (e) "Code" shall mean the Internal Revenue Code of 1986 as amended.

         (f) "Committee" shall mean the Compensation Committee of the Board of Directors, subject to the provisions of Section 3 hereof.

         (g) "Corporation" or "Company" shall mean Forcenergy Inc, a Delaware corporation.

         (h) "Effective Date" shall mean January 1, 1997.

         (i) "Employee" shall mean an employee of the Corporation. For all purposes of this Plan other than the provisions of Section 5(a)(i) and (ii) regarding the number of Performance Shares issuable to New Employees hereunder, references to "Employees" in this Plan shall include New Employees.

         (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (k) "New Employees" shall mean an Employee whose first date of employment by the Corporation is after the Effective Date of this Plan.

         (l) "Plan" shall mean this 1997 Stock Performance Plan for Employees of Forcenergy Inc, as it may be amended from time to time.

         (m) "Share" shall mean a share of common stock, par value $.01 per share, of the Corporation.

         (n) "Performance Share" shall mean a Share issuable pursuant to the Plan.

         (o) "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         (p) "Target Date" shall have the meaning set forth in Section 5 (a)(i) and (ii) hereof.

     3. COMMITTEE. The Plan shall be administered by a Committee which shall consist of at least two directors of the Corporation, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The members of the Committee shall be selected by the Board of Directors. The Committee can consist of the Compensation Committee of the Board of Directors as comprised on the Effective Date. If a member of the Committee, for any reason, shall cease to serve, the vacancy may be filled by the Board of Directors. Any member of the Committee may be removed at any time, with or without cause, by the Board of Directors. At all meetings of the Committee, a majority of the members of the Committee at the time of such meeting shall be necessary to constitute a quorum. Any act of a majority of the quorum present at a meeting shall be the act of the Committee.

    4. PARTICIPANTS. All Employees shall be eligible to receive Performance Shares in accordance with the provisions of the Plan. Each Employee who becomes entitled to receive Performance Shares shall be notified thereof in a letter which shall incorporate the terms and provisions of the Plan.

    5.   TERMS AND CONDITIONS OF ISSUANCE OF SHARES.

         (a) (i) If the Closing Price of a Share equals or exceeds $60 on any date before January 1, 2000 (such date on which the Closing Price equals or exceeds $60 being referred to herein as the "Target Date"), Employees shall be entitled to receive Performance Shares as hereinafter provided. Each person who is an Employee on the Effective Date and who is still an Employee on the Target Date shall be entitled to receive Performance Shares having a "Value" (as defined below) equal to 5 times the Employee's Base Pay. Each New Employee who is still an Employee on the Target Date shall be entitled to receive Shares having a Value equal to 5 times the New Employee's Base Pay provided, however, that the Committee may provide for a pro rata portion and/or other reduction in the number of Performance Shares otherwise issuable to the New Employee and provided, further, that in no event shall the Value of the Performance Shares issuable to such a New Employee exceed $3,500,000 (the "New Employee Maximum Amount"). For purposes of all calculations pursuant to the formula under this subparagraph (i), the "Value" of each Performance Share shall mean the Closing Price of a Share on the Target Date.

             (ii) If the Closing Price does not equal or exceed $60 on any date prior to January 1, 2000, but does equal or exceed $50 on any date prior to January 1, 2000, each Employee shall be entitled to receive Performance Shares based on a Target Date of December 31, 1999. In such circumstances, each person who was an Employee on the Effective Date and who is still an Employee on December 31, 1999 shall be entitled to receive Performance Shares having a Value (as defined below) equal to 2.5 times the Employee's Base Pay. Effective Date. Each New Employee who is still an Employee on the Target Date shall be entitled to receive Performance Shares having a Value equal to 2.5 times the

New Employee's Base Pay provided, however, that the Committee may provide for a pro rata portion and/or other reduction in the number of Performance Shares otherwise issuable to the New Employee and provided, further, that in no event shall the Value of the Performance Shares issuable to such a New Employee exceed the New Employee Maximum Amount. For purposes of all calculations pursuant to the formula under this subparagraph (ii), the Value of each Performance Share shall mean $50 per Share regardless of the actual Closing Price of a Share on December 31, 1999. New Employees hired after the Closing Price has reached $50 can receive Performance Shares only under (a)(i), above, and not under this Section (a)(ii).

             (iii) Prior to the issuance of any Performance Shares, the Committee shall certify in writing, to the extent required under Section 162(m) of the Code and the regulations promulgated thereunder, that the $60 or $50 Closing Price target described in subparagraph (i) or (ii) above, respectively, has been attained. If neither of the targets described in subparagraphs (i) and
(ii) above is attained, no Performance Shares shall be issued.

         (b) The Employees shall not be required to pay any purchase price or other consideration to the Company upon the issuance of Performance Shares under the Plan. The par value of the Performance Shares ($.01 per share) shall be deemed paid by the Employee to the Company in consideration of the Employee's services to the Company prior to the Target Date, and the balance of the value of the Performance Shares shall be deemed compensation for the Employee's services to the Company after the Target Date and through the date the Performance Shares are issued to the Employee.

         (c) All Performance Shares shall be subject to the following conditions:

             (i) Any certificate representing Performance Shares shall bear a legend making appropriate reference to any restrictions imposed under applicable securities laws.

             (ii) The Corporation has the right to obtain agreements from certain of its stockholders agreeing not to dispose of Shares if such a disposition would interfere with a bona fide underwritten public offering of the Corporation's securities (a "Public Offering"). Therefore, each Employee receiving Performance Shares hereby, at the request of the representative of the underwriters conducting a Public Offering (the "Representative"), agrees that the Employee will not, without the consent of the Representative, dispose of the Performance Shares for a period not in excess of 90 days from the effective date of the underwritten offering; provided, that such holdback agreement shall be no more burdensome to the Employee than the similar agreements executed by the other principal stockholders of the Corporation in connection with such Public Offering. This provision is intended to be self-operative, so that it shall be binding upon each Employee that receives or becomes entitled to receive Performance Shares pursuant to this Plan; however, each Employee shall also be bound to sign an agreement with the Representative containing these provisions upon the Corporation's request. Each of the Employees shall, by acceptance of Performance Shares, be deemed to have granted to the Company and its executive officers an irrevocable power of attorney to execute, in the name and on behalf of the Employees, any documents that are necessary or appropriate to effectuate this provision of the Plan, including but not limited to a "holdback" or similar agreement in favor of the Representative.

         (d) One-third of the Performance Shares which each Employee may become entitled to receive shall be issued on each of the first, second and third anniversaries of the Target Date, provided that the Employee is still an employee of the Corporation or a Subsidiary on each respective anniversary date. At the time an Employee voluntarily or involuntarily terminates his employment with the Corporation and all Subsidiaries, all rights to receive Performance Shares which were not previously issued hereunder shall be forfeited and shall terminate. No Employee shall have any vested or similar right to receive Performance Shares unless and until such Performance Shares are issuable to him or her in accordance with the provisions of this Plan. In the event of (a) the death or permanent and total disability of the Employee after the Target Date or (b) a Change in Control after the Target Date, all Performance Shares not previously issued to the Employee shall be issued to the Employee or the representative of his estate.

         (e) The number of Performance Shares to be issued to an Employee shall be the number determined pursuant to the applicable formula under subparagraph
(a)(i) or (ii) above, regardless of the Closing Price of a Share on the date on which the Shares are issued, and shall be adjusted only as provided in Section
9. Notwithstanding the foregoing, no fractional Shares shall be issued pursuant to the Plan and the number of Performance Shares issued to any Employee shall be adjusted to the nearest whole number of Shares.

         (f) No Employee shall have any rights or privileges of a stockholder of the Corporation in respect of any Performance Shares (including but not limited to the rights to vote or receive dividends) unless and until certificates representing such Performance Shares shall have been issued by the Corporation to such Employee.

     6. TRANSFERABILITY OF RIGHTS. Rights to receive Performance Shares shall not be transferable by any Employee otherwise than by will or the laws of descent and distribution or as provided in this Section 6. Notwithstanding the preceding, the Committee may, in its discretion, authorize a transfer of rights to receive Performance Shares by an Employee to (i) the spouse, children or grandchildren of the Employee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members or (iii) a corporation or partnership in which such Immediate Family Members are the only shareholders or partners; provided, however, that (A) there may be no consideration for any such transfer and (B) subsequent transfers of transferred rights to receive Performance Shares shall be prohibited except by will or the laws of descent and distribution. A transfer pursuant to this Section 6 may be made before the Target Date. Following any transfer of rights to receive Performance Shares, such rights shall continue to be subject to the same terms and conditions of the Plan, including, without limitation, attainment of one of the targets described in Sections 5(a)(i) and (ii) and satisfaction by the Employee of the requirements for vesting under Section 5(d).

         7. NO RIGHT OF EMPLOYMENT. Nothing in the Plan shall be construed to confer upon any Employee the right to be continued in the employ of the Corporation or any Subsidiary or derogate from any right of the Corporation and any Subsidiary to retire, request the resignation of or discharge such Employee (without or with pay), at any time, with or without cause.

         8. TAX WITHHOLDING. The Corporation shall deduct and withhold such amounts under any federal, state or local tax rules or regulations as it deems appropriate with respect to the issuance of Shares from any cash or other payments to be made to the Employee. In any event, the Employee shall make available to the Corporation, promptly when required, sufficient funds to meet the requirements of such withholding, and the Committee shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Corporation when required.

         9. ADJUSTMENT PROVISION. If, prior to a Target Date or the issuance of all Performance Shares hereunder, there shall be declared and paid a stock dividend upon the Shares or if the Shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, or the Corporation shall merge, sell, or transfer its assets, or if any other similar event shall occur that affects the Shares (an "Adjustment Event"), then (a) if the Adjustment Event occurs before the Target Date, the $60 and $50 Closing Price targets shall be proportionately adjusted, and (b) if the Adjustment Event occurs after a Target Date and before the Performance Shares are issued, each Employee shall receive, subject to the same vesting and forfeiture conditions as determined pursuant to the provisions of Section 5(d), the same securities or other property as are received by the holders of the Corporation's Shares pursuant to such stock dividend, split-up, conversion, exchange, reclassification, substitution, merger, asset sale or other similar event.

         10. ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES ACT. The Corporation may postpone the issuance and delivery of Performance Shares until
(a) the admission of such Shares to listing on any stock exchange on which Shares of the Corporation of the same class are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. As a condition precedent to the issuance of Performance Shares pursuant to the Plan, the Corporation may require the recipient thereof to execute any documents and perform any acts as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue the Shares in compliance with the provisions of applicable law and regulations.

         11. ADMINISTRATION AND AMENDMENT OF THE PLAN. Except as hereinafter provided, the Committee may amend any provisions of the Plan prior to a Target Date and, with the consent of any adversely affected Employee after a Target Date, may withdraw or amend any provisions of the Plan, including but not limited to the provisions relating to the terms and conditions of the issuance of Performance Shares not previously issued. The Committee may also, in its sole discretion, reduce the number of Performance Shares to which particular Employees may become entitled. The Committee shall also have discretion to reduce the number of Performance Shares issuable to an Employee to reflect a temporary break in the Employee's service with the Company. Notwithstanding the foregoing provisions of this Section 11, an amendment by the Committee shall be subject to the approval of the stockholders of the Corporation if such approval is required in order for the Plan to meet the stockholder approval requirements of Section 162(m) of the Code and the regulations promulgated thereunder.

         A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of the Plan shall be final.

         The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may determine to be advisable to make the Plan effective or provide for its administration, and may take such other action with regard to the Plan as it shall deem desirable to effectuate its purpose.

         12. GOVERNING LAW. Except as required by Delaware corporate law, the Plan shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws.

         13. EFFECTIVE DATE OF THE PLAN. The Plan has been adopted by the Committee and ratified by the Board of Directors and shall be effective as of January 1, 1997 (the "Effective Date"), subject to approval of the Plan by the stockholders of the Corporation, by a majority of the votes cast on the issue of Plan approval. If the Plan is not approved by the stockholders of the Corporation as aforesaid, the Plan shall be void and of no force or effect. Notwithstanding any other provision of the Plan to the contrary, no Performance Shares shall be issued prior to the date of stockholder approval of the Plan.

                                                                   APPENDIX B


                                AMENDMENT TO THE
                                 FORCENERGY INC
                             1995 STOCK OPTION PLAN


         WHEREAS, Forcenergy Inc (formerly known as Forcenergy Gas Exploration, Inc.) (the "Company") has adopted the Forcenergy Gas Exploration, Inc. 1995 Stock Option Plan (the "Plan"); and

         WHEREAS, Paragraph XIII of the Plan permits the Board of Directors of the Company to amend the Plan; and

         WHEREAS, the Board of Directors of the Company now desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan is hereby amended as follows:

      1. The name of the Plan shall be the "Forcenergy Inc 1995 Stock Incentive Plan" and all references to "Forcenergy Gas Exploration, Inc." are hereby amended to refer to "Forcenergy Inc".

      2. Paragraph II (f) is hereby amended to read in its entirety as follows:

                  "(f ) 'Committee' means the Compensation Committee of the Board which shall consist of at least two directors of the Company, each of whom shall be an 'outside director' within the meaning of
         Section 162(m) of the Code and the regulations promulgated thereunder and a 'Non-Employee Director' within the meaning of Rule 16b-3."

      3. Paragraph II (k) is hereby amended as follows:

  (k) "Fair Market Value" means, as of any particular date, the last reported (closing) sales price of the Stock on that date on the NASDAQ National Market System or, if different, the principal market or exchange on which the Stock is traded and reported, or, in any such case, if no prices are reported on such day, on the last preceding day on which prices are so reported. In the event that the Stock is not publicly traded when a determination of its Fair Market Value is required, this determination shall be made by the Committee in such manner as it deems appropriate.

      4. Paragraph V(a) is hereby amended as follows: (i) by deleting the number "1,016,630" and by inserting the number "4,000,000" in its stead, and
(ii) by deleting the number "500,000" and by inserting the number "1,000,000" in its stead.

      5. Paragraph VI is hereby amended to read in its entirety as follows:

         "VI.     ELIGIBILITY

                  (a) Awards may be granted only to persons who, at the time of grant, are key employees, except as provided in Paragraph VI(b) below. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or an Option which is not an Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Performance Award, a Phantom Stock Award or any combination thereof.

                  (b) Notwithstanding any other provision of the Plan to the contrary, the Committee may from time to time grant Awards (other than Incentive Stock Options) to Directors who are not employees ('Non-Employee Directors'). Any Non-Employee Director who is granted an Award under this Paragraph VI(b) shall be considered a Holder for purposes of the Plan."

      1. The third sentence of Paragraph VII(d) is hereby deleted.

      2. Paragraph VII(e) is hereby amended by inserting, in the beginning of clause (i), the words "in the case of an Incentive Stock Option,".

      3. The last two sentences of Paragraph VIII(a) are hereby deleted.

      4. The next to last sentence of Paragraph XII(c) is hereby deleted.

      5. Paragraph XII(f) of the Plan is hereby deleted and Paragraph XII(g) is hereby redesignated as Paragraph XII(f).

      6. Paragraph XIII is hereby amended to read in its entirety as follows:

         "XIII. AMENDMENT AND TERMINATION OF THE PLAN

         The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the Holder's consent. Notwithstanding the foregoing, an amendment by the Board shall be subject to approval of the stockholders of the Company if such approval is required in order for the Plan to meet the stockholder approval requirements of Section 422 or 162(m) of the Code and the regulations promulgated thereunder."

     1. Paragraph XIV(e) is hereby amended to read in its entirety as follows:

                  "(e) Restrictions on Transfer. An Award shall not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a 'qualified domestic relations order' as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules thereunder, or as provided in this Paragraph XIV(e). Notwithstanding the preceding, the Committee may, in its discretion, authorize a transfer of any Award other than an Incentive Stock Option by the initial Holder to (i) the spouse, children or grandchildren of the initial Holder ('Immediate Family Members'), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members or (iii) a corporation or partnership in which such Immediate Family Members are the only shareholders or partners; provided, however, that (A) there may be no consideration for any such transfer and (B) subsequent transfers of such Awards shall be prohibited except by will or the laws of descent and distribution. Following any transfer of such an Award, such Award shall continue to be subject to the same terms and conditions of the Award and of the Plan. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative."

      2. Paragraphs XIV(f) and XIV(g) are hereby deleted and Paragraph XIV(h) is hereby redesignated as Paragraph XIV(f).

      3. A new Appendix A is hereby added to the Plan, to read in its entirety as follows:

                                   "Appendix A

                    Special Provisions Relating to the Merger
                       into the Plan of the Forcenergy Gas
                  Exploration, Inc. 1993 Stock Option Plan for
                  Officers and Key Employees and the Forcenergy
                     Gas Exploration, Inc. 1995 Nonemployee
                           Director Stock Option Plan.

                  1. Effective as of November 1, 1996 (the 'Merger Date'), the Forcenergy Gas Exploration, Inc. 1993 Stock Option Plan for Officers and Key Employees (the '1993 Plan') and the Forcenergy Gas Exploration, Inc. 1995 Nonemployee Director Stock Option Plan (the '1995 Director Plan') are each merged into, and maintained as a part of, the Plan as provided in this Appendix A.

                  2. No Options shall be granted on or after the Merger Date under the 1993 Plan or the 1995 Director Plan.

                  3. All options granted prior to the Merger Date under the 1993 Plan and the 1995 Director Plan shall continue to be subject to the terms and conditions of such options and of the 1993 Plan and the 1995 Director Plan, as applicable, as in effect prior to the Merger Date and the merger shall not provide any additional benefits or any decrease in the benefits to the holders of such options.

                  4. Defined terms as used in this Appendix A shall have the same meaning as under the Forcenergy Inc 1995 Stock Incentive Plan (formerly known as the Forcenergy Gas Exploration, Inc. 1995 Stock Option Plan)."

      1. The provisions of this Amendment shall be effective as of November
1, 1996 for the purpose of granting Awards pursuant to this Amendment on and after that date; provided, however, that if this Amendment is not approved by the stockholders of the Company at the 1997 annual meeting, then this Amendment and any Awards granted pursuant to this Amendment shall be void and of no force or effect.

      2. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to be executed by a duly authorized officer of the Company on the ______ day of __________, 1997.


                                     FORCENERGY INC






                                     By:
                                        -----------------------------------

                                                                     APPENDIX C

                                     PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                               OF FORCENERGY INC

                         Annual Meeting - May 15, 1997


The undersigned hereby appoints Stig Wennerstrom, E. Joseph Grady, and Thomas
F. Getten each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of Stockholders of FORCENERGY INC (the "Corporation") to be held at 3:30 P.M., Eastern Daylight Time, on May 15, 1997 at the Sheraton Biscayne Bay Hotel, 495 Brickell Avenue, Miami, Florida, Brasilia Room, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed on the reverse side, and in their judgment on any other business which may properly come before said meeting.


                 (To Be Continued and Signed On The Other Side)










A /x/ Please mark your
      votes as in this
      example




             FOR all nominees   WITHHOLD
              listed at right   AUTHORITY                                                                     FOR   AGAINST  ABSTAIN
1. ELECTION        /  /            /  /      Nominees:  Stig Wennerstrom     2.  Proposal to adopt the 1997   / /     / /      / /
   OF                                                   Bruce L. Burnham         Stock Price Performance
   DIRECTORS                                            Eric Forss               Incentive Plan for Employees
                                                        Robert Issal             of Forcenergy Inc.
                                                        William F. Wallace
                                                                             3.  Proposal to consolidate all  / /    / /      / /
                                                                                 of the Company's Stock
                                                                                 Option Plans into the Plan
* (INSTRUCTIONS: To withhold authority                                           adopted in 1995 (the "1995
to vote for any individual nominee write                                         Plan"), to amend the 1995
that nominee name in the space provided                                          Plan, and to increase the
below)                                                                           number of shares covered
                                                                                 by the 1995 Plan.

-----------------------------------------                                    4.  Proposal to approve the      / /    / /     / /
                                                                                 election of Coopers &
                                                                                 Lybrand L.L.P. as
                                                                                 independent accountants for
                                                                                 the year ending December 31,
                                                                                 1997.


                                                                             This proxy will be voted as directed, but if no
                                                                             direction is specified, it will be voted FOR
                                                                             Proposals 1, 2, 3 and 4.






SIGNATURE _______________________ DATE: ________________________ SIGNATURE ______________________________ DATE: _________________
                                                                               IF HELD JOINTLY

NOTE:  Stockholder(s) should sign above exactly as name(s) appears hereon. But minor discrepancies in such signatures shall not invalidate their proxy. If more than one Stockholder, all should sign.
